Exhibit 10.52

MetLife, Inc.
Board of Directors
December 14, 2010
ON MOTION, it was RESOLVED:
(1)	That the Compensation Committee and the Board of Directors approves that the Annual Variable Incentive Plan (“AVIP”) awards for 2011 performance shall constitute Cash-Based Awards under the MetLife, Inc. 2005 Stock and Incentive Compensation Plan (the “Stock and Incentive Plan”);
(2)	That the measures to be used to determine performance results for establishing the amount to be available for payment of awards under AVIP for 2011 performance (the “2011 Available Amount”) are approved in all respects substantially in the form described in the memorandum presented to the Board and filed with the records of the meeting, subject to Compensation Committee discretion to increase or decrease the 2011 Available Amount;
(3)	That the 2011 Section 162(m) Goals shall be of the following:
(a)	Positive Company income from continuing operations before provision for income tax, excluding net investment gains (losses) (determined in accordance with Section 3(a) of Article 7.04 of SEC Regulation S-X), which includes total net investment gains (losses) and net derivatives gains (losses), as presented in the financial statements in the Company’s Annual Report on Form 10-K for 2010, for 2011.
(b)	Positive MetLife, Inc. Proportionate Total Shareholder Return, as defined for MetLife, Inc. in Section 1(d)(2) of the form of Management Performance Share Agreement used for awards for the 2011-2013 Performance Period (the “Performance Share Agreement”), for 2011.
(4)	That the Chief Executive Officer of the Company (“CEO”) and each other member of the Company’s Executive Group shall be eligible for an AVIP award for 2011 of $10 million if any one or more of the 2011 Section 162(m) Goals is met; provided, however, that the Compensation Committee (the “Committee”) shall retain the ability, in its discretion, to reduce the amount of the award payable (including reducing the amount payable to zero) based on such factors or considerations that the Committee shall deem appropriate, including but not limited to the amounts that would have been payable to the CEO or other member of the Company’s Executive Group, respectively, under the methodology applicable to other employees under AVIP;
(5)	That if the Company does not meet any of the 2011 Section 162(m) Goals, neither the CEO nor any of the other members of the Company’s Executive Group shall be eligible for any AVIP award for 2011; and
(6)	That the Officers of the Company be and hereby are authorized, in the name and on behalf of the Company, to (a) take or cause to be taken any and all such further actions and to prepare, execute and deliver or cause to be prepared, executed and delivered, and where necessary or appropriate, file or cause to be filed with the appropriate governmental authorities, all such other instruments and documents, including but not limited to all certificates, contracts, bonds, agreements, documents, instruments, receipts or other papers, (b) incur and pay or cause to be paid all fees and expenses and (c) engage such persons, in each case as such Officer shall in that Officer’s judgment determine to be necessary or appropriate to carry out fully the intent and purposes of the foregoing resolutions and each of the transactions contemplated thereby.